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J.P. Morgan & Co. Incorporated                                         JPMORGAN
60 Wall Street, New York, NY 10260
NYSE symbol: JPM
www.jpmorgan.com
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News release: Immediate                                             May 11, 2000



J.P. Morgan launches the SynDirect(TM) Wireless, the world's first mobile bond syndication tool

Issuers and investors gain access to syndicate using Palm(TM) computers and WAP phones

J.P. Morgan & Co., Incorporated (NYSE: JPM), a leading innovator in e-finance, today announced the creation of SynDirect(TM) Wireless, the world's first wireless communication platform for bond issuers and investors. This landmark innovation allows primary market issuers to track investors' interest for pending debt issues, and it allows investors to check current pricing and even express interest for bonds remotely - using a Palm(TM) VII Handheld Connected Organizer in the United States, or a WAP cellular telephone in Europe and Asia.

Built as an enhancement to SynDirect, Morgan's successful Internet-based fixed income distribution system, the wireless feature was developed by a team of in-house technologists and consultants at Morgan during early 2000. The product offers secure, real-time information to clients, empowering them with critical data and the ability to travel away from their offices, wireline phones, and computers anytime their schedules dictate.

"SynDirect Wireless offers issuers and investors immediate access to information throughout the book-building process, enabling them to follow an issue's progress regardless of where they are physically," said Dave Olsen, Morgan's head of electronic syndication.

"Our proprietary wireless technology allows users to access our Internet-based SynDirect system in another way," said Joe Cook, Morgan's head of High Grade Financing for Europe. "We are really combining the best of Morgan's capabilities: financial markets leadership, technological innovation, and top client service."

In addition to accessing issue-specific offering terms and comparables, SynDirect Wireless users will be able to monitor new-issue calendars.

SynDirect Wireless follows other recent Morgan e-finance innovations in the fixed income market, including the January launch of MarketAxess, an independent company offering a comprehensive multi-dealer transaction platform; and


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Press contacts:
Michael Golden                   New York                         1-212-648-3784
Michael Webster                  London                          44-207-325-4056
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J.P. Morgan & Co. Incorporated
News Release



the firm's March launch of Securities.Hub with other major dealers, a company that hosts a series of online portals linking securities firms and dealers with institutional investors worldwide.

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J.P. Morgan is a leading global firm that meets critical financial needs for business, governments, and individuals around the world. We advise on corporate strategy and structure, raise capital, make markets in financial instruments, and manage investment assets. More information about the firm can be found at www.jpmorgan.com.

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Press contacts:

Christopher M. Molanphy                                           1-212-648-8213
Michael Webster                                                  44-207-325-4056